Exhibit 5.1

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460
www.lw.com

FIRM / AFFILIATE OFFICES

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
11 August 2022	Chicago	Riyadh*
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Verona Pharma plc
One Central Square
Cardiff
CF10 1FS
United Kingdom

Re:	Verona Pharma plc – Registration Statement on Form S-3 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to Verona Pharma plc, a public limited company incorporated in England and Wales (the “Company”) in connection with an offering of 14,260,000 American Depositary Shares (the “ADSs”) each representing eight ordinary shares of £0.05 each in the capital of the Company (the “Ordinary Shares”) (the “Offering”).

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of the registration statement on Form S-3 to which this letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

*In cooperation with the Law Firm of Salman M. Al-Sudairi LLC

11 August 2022 Page 2

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of the Company conducted on 11 August 2022;

(b)	an enquiry at the Central Registry of Winding Up Petitions, London on 11 August 2022 at 10:05 a.m. (London time) with respect to the Company ((a) and (b) together, the “Searches”);

(c)	a PDF copy of the minutes of the annual general meeting of the Company held on 27 April 2022 (the “Annual General Meeting”);

(d)	a PDF copy of the minutes of the meeting of the board of directors of the Company (the “Board”) held on 13 July 2022,

(e)	a PDF copy of the minutes of the meeting of the financing committee of the Board held on 10 August 2022;

(f)	a copy of the certificate of incorporation of the Company dated 24 February 2005;

(g)	a copy of the certificate of incorporation on change of name of the Company dated 18 September 2006;

(h)	a PDF copy of the current articles of association of the Company adopted pursuant to a special resolution of shareholders passed at the general meeting held on 18 December 2020; and

(i)	a Registration Statement on Form S-3 filed with the SEC on March 19, 2021 and declared effective on March 29, 2021, a preliminary prospectus supplement dated August 9, 2022, and a final prospectus supplement dated August 10, 2022.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and shall be construed in accordance with English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law, (including, for the avoidance of doubt, European Union law on and after 1 January 2021), affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

11 August 2022 Page 3

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act;

(b)	valid entries having been made in relation to the allotment and issue of the Ordinary Shares in the name of the recipient in the books and registers of the Company; and

(c)	the Ordinary Shares having been delivered in accordance with the terms and conditions of the Offering and the Registration Statement,

it is our opinion that the Ordinary Shares were duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and are not subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Offering.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	RELIANCE AND DISCLOSURE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ LATHAM & WATKINS

Schedule 1

Assumptions

The opinion in this letter has been given on the basis of the following assumptions:

(a)	The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that in the case of a document signed electronically, the person signing it intended to sign and be bound by the document;

(c)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)	that the articles of association of the Company referred to in paragraph 1.3(i) of this letter remain in full force and effect, and no alteration had been made to such articles of association, in each case, prior to the date on which the Ordinary Shares were allotted, issued or rights are granted to subscribe for Ordinary Shares (each such date being an “Allotment Date”);

(e)	that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made and that the results of the Searches remained complete and accurate as at each Allotment Date;

(f)	that (i) the resolutions described in the written resolutions of the board of directors of the Company provided to us in connection with the giving of this opinion or otherwise contemplated in connection with the matters referred to herein were duly passed as written resolutions of the board of directors of the Company, all constitutional, statutory and other formalities were and such resolutions have not been revoked or varied and remained in full force and effect at each Allotment Date; and (ii) the proceedings and resolutions described in the minutes of the meetings of the board of directors of the Company provided to us in connection with the giving of this opinion or otherwise contemplated in connection with the matters referred to herein were duly conducted as so described, and that each of the meetings referred to therein was duly constituted, convened and conducted and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was present throughout, the requisite majority of directors voted in favour of approving the resolutions and the resolutions passed thereat were duly adopted, were not revoked or varied and remained in full force and effect as at each Allotment Date;

(g)	that the resolutions of the shareholders of the Company provided to us in connection with the giving of this opinion or otherwise contemplated in connection with the matters referred to herein were duly passed at a general meeting of the Company, all constitutional, statutory and other formalities were observed in relation to such general meeting and such resolutions were not revoked or varied prior to each Allotment Date and remained in full force and effect as at each Allotment Date;

(h)	that at the time of each allotment and issue of any Ordinary Shares the Company received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Ordinary Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Ordinary Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

(i)	that immediately prior to each Allotment Date, the directors of the Company had sufficient authority and powers conferred upon them to allot and issue such Ordinary Shares and grant such rights (as applicable) under section 551 of the Companies Act and under section 570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant, and the directors of the Company did not allot or issue (or purport to allot or issue) Ordinary Shares and did not grant rights (or purport to grant rights) to acquire Ordinary Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Ordinary Shares or grant rights to acquire Ordinary Shares;

(j)	that no Ordinary Shares were allotted or issued, or are or were committed to be allotted or issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

(k)	that no Ordinary Shares or rights to subscribe for Shares have been offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been made in relation to the Ordinary Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(l)	that in issuing and allotting and granting rights to acquire Ordinary Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

(m)	that the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each allotment and issue of Ordinary Shares was consistent with all such laws and regulations;

(n)	the Ordinary Shares were allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there were reasonable grounds for believing that the allotment and issue of the Ordinary Shares would promote the success of the Company for the benefit of its members as a whole; and

(o)	that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for:

(i)	the liquidation, administration, winding up, dissolution, reorganisation or bankruptcy or similar procedures in other relevant jurisdictions, of; or

(ii)	the commencement of a moratorium in respect of; or

(iii)	the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of,

the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any: winding-up, dissolution, moratorium or administration order, application or filing; or appointment of a liquidator, receiver, monitor, administrator, administrative receiver or similar officer has been made with respect to the Company), and such actions and steps were not taken as at any Allotment Date.

Schedule 2

Reservations

The opinion in this letter is subject to the following reservations:

(a)	the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)

(i)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes, restructuring plans or analogous circumstances; and

(ii)	an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.